SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) dated as of the 19th day of September, 2006, by and among En Pointe Technologies, Inc., a Delaware corporation (“Purchaser”) and Omar Saeed and Arif Saeed (the “Shareholders”), joint owners of the entire shareholdings of Ovex Technologies (Pvt.) Limited and Ovex Technologies Pakistan Limited, both companies incorporated under the laws of Pakistan (the “Companies”).

W I T N E S S E T H:

WHEREAS, the Shareholders collectively own 100% shares of the Companies.

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Purchaser wishes to purchase, and the Shareholders wish to sell, seventy percent (70%) of the Shares in the Companies (the “Companies Shares”) for the consideration set forth below:

N o w, T h e r e f o r e, in consideration of the premises and of the mutual agreements, provisions and covenants herein contained, Purchaser and the Shareholders hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Purchase and Sale of the Companies Shares. Upon and subject to the terms and conditions of this Agreement, Purchaser hereby offers to purchase from each Shareholder, and each Shareholder hereby undertakes to sell or procure the sale of and transfer to Purchaser, all legal and beneficial interest in seventy percent (70%) of the Companies’ Shares (the “Companies’ Shares”) free from all liens, charges, claims, encumbrances and equities of any description together with all rights now or hereafter attaching thereto with full title guarantee (as construed under Pakistan law). At the closing of the transactions contemplated by this Agreement (the “Closing”), each Shareholder shall deliver or procure delivery to Purchaser of the Share Scrips of the Companies Shares accompanied by duly executed and stamped transfer deeds of all the Companies’ Shares in favor of Purchaser.

1.2 Shareholders’ Warranty and Waiver. Each of the Shareholders warrants to Purchaser that such Shareholder is entitled to sell and transfer to Purchaser the full legal and beneficial ownership of the Companies’ Shares held by such Shareholder and that such shares are free and clear of any and all Encumbrances (as defined in Section 3.1 below). Each of the Shareholders and the Companies hereby waives and undertakes to procure the waiver of all rights of first refusal, preferred stock rights and similar rights over the Companies’ Shares or any of them to which such Shareholder or any other person may be entitled. Each Shareholder, and the Companies hereby waive any and all rights they may have under any Shareholder’s or other agreement they may have with respect to the purchase, sale or conversion of any Shares of either or both of the Companies.

1.3 Purchase Price (the “Consideration”): The aggregate purchase price to be paid by Purchaser for purchasing Companies Shares (70%) shall be a total of US$1,680,000 to be paid to the Shareholders. This shall be paid as follows: (i) US$ 120,000 in cash being made upon full execution of this Agreement, plus US$ 120,000 in cash on the close date (together the “Cash Payment “) and, (ii) US $240,000 in restricted, unregistered En Pointe stock (the number of shares calculated based on the average closing price of the Purchaser Common Shares on the NASDAQ National Market for the 7 consecutive trading day period ending on the trading day immediately preceding the Closing Date), (the “Stock Payment “) and (iii) US$ 1,200,000 on or before October 1, 2007 (i.e. without any pre-payment penalty) secured through a bank promissory note in favor of the Shareholders in the principal amount of US$ 1,200,000, at an interest rate based on 6 monthly KIBOR (Karachi Interbank Offering rate, now at 10.40%) + 3% (KIBOR would be taken as at the start of the quarter commencing from October 1st, 2006) (the “Note Payment “). Interest on the bank promissory note would be paid in advance for each quarter commencing from October 1st, 2006. In the event Purchaser does not make the Note Payment by October 10, 2007, then that portion of the Companies Shares pro rata to the portion of the Purchase Price which has not been paid shall be returned to Shareholders.

1.4 Agreement of Shareholders. Each of the Shareholders hereby consents and agrees with the other Shareholders and Purchaser to the allocation of the Consideration among the Shareholders, 50% to each Shareholder.

ARTICLE II

CLOSING

2.1 Closing. The Closing shall take place at the offices of Purchaser or at such other location as Purchaser may designate, as soon as practicable following satisfaction or waiver of all of the conditions to the obligations of the parties to consummate the transactions contemplated hereby in accordance with this Agreement, on or before October 4, 2006 or at such other time, place and date as is mutually agreed to by the parties hereto. The date of the Closing is referred to in this Agreement as the “Closing Date.”

2.2 Actions at the Closing. At the Closing:

(a) the Shareholders shall deliver to Purchaser the various certificates, instruments and documents referred to in Section 7.3 below;

(b) Purchaser shall deliver to the Shareholders the various certificates, instruments and documents referred to in Section 7.2 below;

(c) each Shareholder shall deliver or procure delivery to Purchaser of certificates/share scrips (“Certificates”) evidencing the Companies’ Shares accompanied by duly executed transfers of the Companies’ Shares in favor of Purchaser (or its nominee(s)).

(d) Purchaser shall deliver to each Shareholder a check or wire, payable in United States Dollars, in the amount of the portion of the Cash Payment set forth in section 1.3 above and a Share Certificate in the amount of the portion of the Stock Payment set forth in section 1.3 above; Purchaser shall deliver the bank promissory note in terms of section 1.3 above to the Shareholders.

(e) (i) procure that the Directors of each of the Companies shall resign and that for the remainder of the current term of office of Directors of the Companies, each of the Companies shall have a 3 person Board of Directors, with one person designated by Purchaser, one person designated by the Shareholders, and the third person designated mutually by the 2 designees. (ii) there shall be submitted and accepted the resignations referred to in Section 7.3(f); (iii) subject only to their being duly stamped (if applicable), the transfers of the Companies’ Shares contemplated by this Agreement shall be approved and Purchaser and/or its nominee(s) shall be registered as the holders of the Companies’ Shares and new share certificates shall be executed and issued accordingly; (iv) all existing instructions to banks shall be cancelled and new instructions given in such form as Purchaser may require; and (v) the persons set forth on Schedule 2.2 hereto will be appointed officers of the Companies.

(f) Prior to the Closing, Shareholders will pay US$1,224,290 to clear the debt owed to Companies and Companies will pay off borrowings under line of credit of US$1,169,443.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EACH OF THE SHAREHOLDERS

Each Shareholder severally and not jointly represents and warrants to Purchaser that as to such Shareholder:

3.1 Authority. Such Shareholder has all power to execute and deliver this Agreement and to carry out and perform such Shareholder’s respective obligations under the terms of this Agreement. Such Shareholder has the full power to exchange, assign, transfer and deliver his, her or its Companies Shares hereunder, free and clear of all covenants, conditions, voting trust arrangements, liens, encumbrances, equities, security interests, restrictions, claims, charges, and other claims or rights of third parties (“Encumbrances”). This Agreement, when executed and delivered by such Shareholder, will constitute valid and legally binding obligations of such Shareholder, legally enforceable against such Shareholder in accordance with the terms of this Agreement, subject to the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally, limitations imposed by Pakistan, U.S. federal or state law or equitable principles upon the specific enforceability of any of the remedies, covenants or other provisions of this Agreement, and upon the availability of injunctive relief or other equitable remedies.

3.2 No Conflict with Other Instruments. The execution and delivery of, and the performance by such Shareholder of, its obligations under this Agreement (including the Exhibits hereto), and the transactions contemplated hereby (i) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under any agreement, arrangement, order, judgment or decree of any court or any governmental agency, contract, understanding, note, mortgage, indenture, lease, franchise, license, permit or other instrument to which such Shareholder is a party or by which such Shareholder or any of his or its properties or assets is bound, (ii) will not conflict with, or result in any breach or violation of, any statute, judgment, decree, order, rule or governmental regulation applicable to such Shareholder or his or its properties or assets, or (iii) will not result in the imposition of any Encumbrance upon the Companies Shares owned by such Shareholder.

3.3 Ownership of Securities. In respect of the number of the Companies Shares set out against each Shareholders’ name in Schedule I hereto, such Shareholder will sell Companies Shares pursuant to this Agreement with full title guarantee (as construed under Pakistan law) and, upon consummation of the purchase contemplated by this Agreement, Purchaser will acquire such Companies Shares free and clear of all Encumbrances with full title guarantee and with the benefit of all other rights and advantages belonging to or accruing on such Companies Shares. Such Shareholder is not a party to any voting trust, proxy, or other agreement or understanding between or among any persons that affects or relates to the voting or giving of written consent with respect to any outstanding security of the Companies. Each Shareholder hereby agrees to waive any rights which such Shareholder has, or might have at any time in the future, against the Companies and/or any other Shareholder arising from any Agreement or understanding.

3.4 Sale Entirely for Own Account. This Agreement is made with such Shareholder in reliance upon such Shareholder’s representation to Purchaser, which by the execution of this Agreement such Shareholder hereby confirms, that the Purchaser Shares to be received by each Shareholder will be acquired for investment for the Shareholder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same other than pursuant to an appropriate exemption from registration under applicable law. By executing this Agreement, such Shareholder further represents that he, she or it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Purchaser Shares.

3.5 Unregistered Shares. Such Shareholder understands that the Purchaser Shares are not registered under the United States Securities Act of 1933 (the “Securities Act”).

3.6 Receipt of Information; Investment Experience. Such Shareholder, either alone or with such Shareholder’s purchaser representative (within the meaning of Rule 501(h) promulgated under the Securities Act), believes it has received all the information it considers necessary or appropriate for deciding whether to acquire the Purchaser Shares. Such Shareholder further represents that such Shareholder (or such Shareholder’s purchaser representative) has had adequate opportunity to obtain from representatives of Purchaser such information, in addition to the representations set forth in this Agreement, as is necessary to evaluate the merits and risks of such Shareholder’s investment in the Purchaser Shares. Such Shareholder, either alone or with such Shareholder’s purchaser representative, has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the acquisition of the Purchaser Shares to be issued to such Shareholder pursuant to the terms of this Agreement and to make an informed investment decision with respect to such investment.

3.7 Restricted Securities. Such Shareholder understands that the Purchaser Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Purchaser Shares or an available exemption from registration under the Securities Act, the Purchaser Shares must be held indefinitely. In particular, such Shareholder is aware that the Purchaser Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. In this connection, such Shareholder represents that such Shareholder understands that under Rule 144, the Purchaser Shares must be held for at least one year after purchase thereof from Purchaser prior to resale (two years in the absence of public current information about Purchaser) and that, under certain circumstances, the conditions for use of Rule 144 include the availability of public current information about Purchaser, that sales be effected through a “broker’s transaction” or in transactions with a “market maker,” and that the number of shares being sold not exceed specified limitations. Such public current information about Purchaser for purposes of Rule 144 is now available, but may not be in the future.

3.8 Legends. It is understood that the certificates evidencing the Purchaser Shares may bear one or all of the following legends:

(a) “The shares represented by this certificate have not been registered under the United States Securities Act of 1933. They may not be sold, offered for sale, pledged, hypothecated or otherwise transferred in the absence of a registration statement in effect with respect to such shares under such Act or an opinion of counsel or other evidence satisfactory to En Pointe Technologies, Inc. and its counsel that such registration is not required.”

(b) Any legend required by any other jurisdiction.

3.9 Brokers or Finders. Such Shareholder has not dealt with any broker or finder in connection with the transactions contemplated by this Agreement. Such Shareholder has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND THE SHAREHOLDERS.

The Companies and the Shareholders represent and warrant to Purchaser as follows:

4.1 Organization and Qualification.

(a) The Companies are incorporated under the laws of Pakistan. Each Company has all requisite power and authority to own, lease and operate its respective properties and to carry on its business as now being conducted.

(b) The Companies are qualified to conduct business in their jurisdictions of incorporation and in all jurisdictions in which each is required by law to be qualified.

(c) True, complete and accurate copies, of the Certificates of Incorporation, as amended to the date hereof are annexed hereto. True, complete and accurate copies, of the Companies minutes of all of directors’ and shareholders’ meetings, complete and accurate as of the date hereof are annexed hereto. The Certificates of Incorporation are in full force and effect. Such documents contain full details of the rights and restrictions attached to the share capital of the Companies, and all resolutions have been properly passed as resolutions of the Companies, as appropriate.

(d) The register of shareholders and statutory books of the Companies contain complete, true and accurate records of the shareholders of the Companies, and all the other information which they are required to contain under applicable law, up to the date of this Agreement, and comply with all the requirements of applicable law and all returns, particulars, resolutions and other documents required to be delivered by the Companies to the appropriate governmental authorities of Pakistan have been duly delivered within the required time limits and no fines or penalties are outstanding or known to be due, except in each case where such non-compliance would not have an Adverse Effect. As used in this Agreement, the term “Adverse Effect” means a material adverse effect on the Companies, taken as a whole, or on the conduct of the business of the Companies as conducted as of the date of this Agreement. As used in this Agreement, any reference to any event, change or effect being “material” or “materially adverse” or having a “material adverse effect” on or with respect to an entity (or group of entities, taken as a whole) means such event, change or effect is material or materially adverse, as the case may be, to the business, condition (financial or otherwise), properties, assets, liabilities, or results of operations of such entity (or, if with respect thereto, of such group of entities taken as a whole).

(e) The Companies have not received any notice of any application or intended application for the rectification of its register of shareholders.

(f) The only directors of the Companies are the persons whose names are listed in Section 4.1(f) of the Disclosure Schedule and the Companies has no alternate or shadow directors.

(g) The Companies have not provided any financial assistance, directly or indirectly, for the purchase or the proposed purchase of its shares.

(h) The Companies have not purchased any of their own shares.

4.2 Capital Structure.

(a) The authorized share capital of the Companies consists of 5,010,000 common shares of Rs 10 par value per share (“Ordinary Shares”) (being 5,000,000 shares of Ovex Technologies (Pvt.) and 2,000 shares of Ovex Pakistan). As of the Agreement there were 5,002,000 shares of Common Stock as detailed above. No shares of the Companies have issued other than the Ordinary Shares described in the preceding sentence. The rights, preferences and privileges of the Ordinary Shares are as set forth in the Companies’ Certificates of Incorporation.

(b) As of the Agreement Date, there were no outstanding Companies Options to acquire any Shares.

(c) Other than as described in paragraphs (a) and (b) above, there are no other shares or other equity securities of the Companies and no other options, warrants, calls, conversion rights, commitments or agreements of any character to which either of the Companies is a party or by which either of the Companies may be bound that do or may obligate either of the Companies to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares in the Companies’ share capital or securities convertible into or exchangeable for the Companies’ share capital or that do or may obligate the Companies to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement.

(d) All issued Companies Shares are, and any of the Companies Shares issued upon exercise of the Companies Options (subject to receipt of the exercise prices as provided therein) will be, validly issued and fully paid and not subject to any rights of pre-emption (other than those set forth in the Companies’ Certificates of Incorporation). All outstanding securities of the Companies have been issued in compliance with applicable laws and regulations.

(e) Schedule 4.2(e) contains complete and accurate lists of the holders of outstanding Companies Shares, the number of shares owned of record by each such holder, and the number of shares subject to and the holders of outstanding Companies Options, including in each case (other than in the case of Companies Options held by employees of the Companies) the addresses of such holders as extracted from the register of members of the Companies the vesting schedule, applicable legends, and re-purchase rights or other risks of forfeiture of any outstanding security of the Companies. Schedule 4.2 is true, complete and accurate on the date hereof and, if required, an updated Schedule 4.2 to be attached hereto will be true, complete and accurate as of the Closing Date. Such Schedule 4.2 identifies the vesting schedule, applicable legends, and repurchase rights or other risks of forfeiture of any outstanding security of the Companies.

(f) Schedule 4.2(f) contains a true, complete and accurate list of each stock option plan, stock appreciation rights or other equity-related stock incentive plan of the Companies.

(g) Of the issued Shares, no shares are subject to redemption and no shares are subject to repurchase. There is no right of first refusal, co-sale right, right of participation, right of first offer, option or other restriction on transfer applicable to any Companies Shares.

(h) Neither of the Companies is a party to or subject to any agreement or understanding, and, to the knowledge of the Companies, there is no voting trust, proxy, or other agreement or understanding between or among any persons that affects or relates to the voting or giving of written consent with respect to any outstanding security of the Companies, the election of directors, the appointment of officers or other actions of the board of directors of the Companies (the “Companies Board”) or the management of the Companies.

4.3 Subsidiaries; Equity Investments. The Companies do not have and have never had any subsidiaries or companies controlled by the Companies and do not own and has never owned any equity interest in, or controlled, directly or indirectly, any other corporation, partnership, joint venture, trust, firm or other entity.

4.4 Authority. The Companies have all requisite corporate power and authority to enter into this Agreement, to perform their obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Companies of their obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Companies, including approval of the Companies’ Boards. This Agreement is a valid and binding obligation of each of the Companies, enforceable against each the Companies in accordance with its terms except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

4.5 No Conflict with Other Instruments. The execution, delivery and performance of this Agreement and the transactions contemplated hereby (a) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or loss of any benefit under, or result in the creation or encumbrance on any of the properties or assets of the Companies pursuant to (i) any provision of either of the Companies’ Certificate of Incorporation or (ii) any agreement, contract, understanding, note, mortgage, indenture, lease, franchise, license, permit or other instrument to which either of the Companies is a party or by which the properties or assets of either of the Companies is bound, or (b) to the knowledge of the Companies, conflict with or result in any breach or violation of any statute, judgment, decree, order, rule or governmental regulation applicable to either of the Companies or its properties or assets, except, in the case of clauses (a)(ii) and (b) for any of the foregoing that could reasonably be expected not to, individually or in the aggregate, have a material Adverse Effect on the Companies, taken as a whole, or that could reasonably be expected not to result in the creation of any material lien, charge or encumbrance upon any assets of the Companies or that could not prevent, materially delay or materially burden the transactions contemplated by this Agreement. As used in this Agreement, any reference to any event, change or effect being “material” or “materially adverse” or having a “material adverse effect” on or with respect to an entity (or group of entities, taken as a whole) means such event, change or effect is material or materially adverse, as the case may be, to the business, condition (financial or otherwise), properties, assets, liabilities, or results of operations of such entity (or, if with respect thereto, of such group of entities taken as a whole).

4.6 Governmental Consents. No consent, approval, order or authorization of, or registration, declaration of, or qualification or filing with, any court, administrative agency, commission, regulatory authority or other governmental or administrative body or instrumentality, whether domestic or foreign, is required by or with respect to the Companies in connection with the execution, delivery and performance of this Agreement by the Companies or the consummation by the Companies of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations, qualifications or filings as may be required under federal or state securities laws in connection with the transactions contemplated hereby.

4.7 The Accounts.

(a) A true, complete and accurate copy of the Accounts has been previously provided to the Purchaser. The Accounts were prepared in accord with and complied with and were prepared in accordance with all applicable Accounting Requirements. For the purposes of this Agreement “Accounts” means the audited and unaudited accounts of the Companies since inception including the auditors’ and directors’ reports, the audited balance sheets as at the Accounts Date, the audited profit and loss accounts for such period and the notes thereto, “Accounts Date” means 30 June 2006 and “Accounting Requirements” means the accounting requirements of a Pakistan accounting body having mandatory effect and other generally accepted accounting principles and practices in Pakistan.

(b) The Accounts:

(i) make proper provision for, reserve for or disclose, as appropriate, all liabilities, whether actual, contingent, unquantified or disputed, all capital commitments, whether actual or contingent, and all bad or doubtful debts of the Companies as at the Accounts Date in each case, in accordance with, and to the extent required by applicable Accounting Requirements; and

(ii) make proper provision for or reserve for deferred Taxation in accordance with, and to the extent required by applicable Accounting Requirements.

4.8 The Management Accounts. A true, complete and accurate copy of the Management Accounts has been previously provided to the Purchaser. The Management Accounts fairly presented the financial condition of the Companies as of the Management Accounts Date and the results of operations of the Companies for the ten-month period then ended, except that such financial statements are subject to normal and recurring year-end adjustments. No changes in accounting policies or practices have been made in the Management Accounts compared with the Accounts. For the purposes of this Agreement “Management Accounts” means the management accounts of the Companies comprising the balance sheets as at the Management Accounts Date and the profit and loss accounts for the months commencing on the day immediately following the Accounts Date and ending on the Management Accounts Date and “Management Accounts Date” means 31 July 2006.

4.9 Accounting and Other Records. All the accounts, books, ledgers and financial and other records of whatsoever kind of each of the Companies (including all invoices) have been kept in accordance with all applicable Accounting Requirements and are in the possession of the Companies or under their control. The Companies do not have any of their records, systems, controls, data or information, recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Companies.

4.10 Absence of Changes. Since the Management Accounts Date, except as otherwise contemplated by this Agreement or set forth in the Disclosure Schedule, the Companies has conducted its business only in the ordinary and usual course without any interruption in the nature, scope or manner of the respective businesses, thereby maintaining the same as going concerns and, without limiting the generality of the foregoing:

(a) There have been no changes in the condition (financial or otherwise), business, net worth, assets, properties, employees, operations, obligations or liabilities of the Companies, taken as a whole, which, in the aggregate, have had or may be reasonably expected to have a material Adverse Effect on the Companies, taken as a whole;

(b) The Companies have not issued, or authorized for issuance, or entered into any commitment to issue, any equity security, bond, note or other security;

(c) The Companies have not incurred additional debt for borrowed money, or incurred any obligation or liability, except in the ordinary course of business consistent with past practice and, in any event, not in excess of US$10,000;

(d) The Companies have not discharged any obligation or liability, or discharged, settled or satisfied any claim, lien or encumbrance in excess of US$12,500 for any single occurrence or US$30,000 in the aggregate; except for current liabilities in the ordinary course of business consistent with past practice;

(e) The Companies have not declared or made any dividend, payment or other distribution;

(f) The Companies have not purchased, redeemed or otherwise acquired or committed itself to acquire, directly or indirectly, any of their shares;

(g) The Companies have not conveyed or disposed of, or agreed to convey or dispose of, by sale, assignment, lease, license or otherwise, or mortgaged, pledged or otherwise encumbered, any of their intangible assets or properties, including without limitation their Proprietary Rights (as defined in Section 4.19);

(h) The Companies have not mortgaged, pledged, or otherwise encumbered any of their tangible assets or properties;

(i) The Companies have not disposed of, or agreed to dispose of, by sale, lease, license or otherwise, any tangible asset or property, except in the ordinary course of business consistent with past practice;

(j) The Companies have not written off any debts, no debt has been released by the Companies on terms that the debtor pays less than the book value of its debt, and no debt owing to the Companies has proved to any extent to be irrecoverable;

(k) The Companies have not purchased or agreed to purchase or otherwise acquire any securities of any corporation, partnership, joint venture, firm or other entity;

(l) The Companies have not made any expenditure or commitment for the purchase, acquisition, construction or improvement of a capital asset, except in the ordinary course of business consistent with past practice and, in any event, not in excess of US$1,000 for any single item or US$5,000 in the aggregate;

(m) The Companies have not entered into any contract or commitment to provide services to a third party (whether in respect of capital expenditure or otherwise) on terms which will allow for less than full recovery by the Companies of costs and overheads. In addition the Companies have not entered into any contract or commitment to purchase products or services (whether in respect of capital expenditure or otherwise) or which is of a long-term nature, or which involves or could involve an obligation in excess of US$10,000; and for this purpose a long-term contract or commitment is one which will not be performed in accordance with its terms within three months after the date it was entered into or undertaken or which is incapable of termination by the Companies, on three months’ notice or less;

(n) The Companies have not adopted or amended any bonus, incentive, profit-sharing, stock option, stock purchase, pension, retirement, deferred-compensation, severance, life insurance, medical or other benefit plan, agreement, trust, fund or arrangement for the benefit of employees of any kind whatsoever, nor entered into nor amended any agreement relating to employment, services as an independent contractor or consultant, or severance or termination pay, nor agreed to do any of the foregoing;

(o) The Companies have not effected or agreed to effect any change in its directors, officers or any significant employees;

(p) The Companies have not effected or committed themselves to effect any amendment or modification to either of their Certificates of Incorporation;

(q) The Companies have not made any disposal or deemed disposal which might give rise to a liability for corporation or income or other tax;

(r) The business of the Companies has not been materially or adversely affected by the loss of any source of supply which (i) in the financial year immediately preceding the Accounts Date accounted for five percent (5%) or more of aggregate amount paid by the Companies in such period in relation to the goods, services or equipment supplied to the Companies, or (ii) was a supplier of goods, services or equipment to the Companies in respect of which there is no other readily available source of supply by five percent (5%) or more or (iii) is otherwise material to the business of the Companies;

(s) The Companies have not disposed of or agreed to dispose of any asset for a consideration payable by installments where any installment remains unpaid;

(t) All cash and payments of any kind received by the Companies have been credited to the relevant Company’s accounts with its bankers;

(u) The Companies have paid their creditors in accordance with the same policy as that adopted throughout the financial year ended on the Accounts Date;

(v) None of the assets of the Companies has been materially diminished by the wrongful act of any person; and

(w) There has not been any material change in the working capital requirements of the Companies.

Except as set forth in Section 4.10 of the Disclosure Schedule (relating to cash expended for the operations of the Companies) and except for the effect of any transactions or actions taken with the prior written consent of Purchaser, the value of the net tangible assets of the Companies as at Closing (as set forth in the Companies’ accounting records) will not (subject to any adjustments shown in the Management Accounts) be less than as at the Accounts Date.

4.11 Real Property.

(a) The Properties

(i)	The Leasehold Properties (the “Properties”) known as

(ii)	2nd Floor, EFU House, Jail Road, Lahore is held pursuant to a Lease (“the Lease”) dated the 29th day of November 2004 and made between EFU General Insurance Limited (the “Landlord”) and Companies for a term of Three (3) years from the 29th day of November 2004 at an initial yearly rent of PKRS 6,480,000, and a current yearly rent of the same amount.

(iii)	Office number 108, 1st Floor, The Palza, Block number 9, Clifton is held pursuant to a Lease (“the Lease”) dated the 25th day of June 2005 and made between Jawaid Juamani (the “Landlord”) and Companies for a term of Three(3) years from the 25th day of June 2005 at an initial yearly rent of PKRS 818,640 and a current yearly rent of PHRS 900,504

(iv)	Ground Floor, Evacuee Trust Complex, F-5/1 Agha Khan Road, Islamabad is held pursuant to a Lease (“the Lease”) dated the 1st September 2003, and made between Evacuee Trust Property Board, (the “Landlord”) and Companies for a term of Three(3) years from the 1st September, 2003 at an initial yearly rent of PKRS 4,929,600 and a current yearly rent PKRS 5,968,608 of the same amount

(v)	Second Floor, Evacuee Trust Complex, F-5/1 Agha Khan Road, Islamabad is held pursuant to a Lease (“the Lease”) dated the 1st February 2006, and made between Evacuee Trust Property Board, (the “Landlord”) and Companies for a term of One (1) year from the 1st of February 2006 at an initial yearly rent of PKRS 1,439,424 and a current yearly rent PKRS 2,148,516 of the same amount except as set forth in Section 4.11(a) of the Disclosure Schedule, the Property it comprises the only real property in which the Companies have an interest and which is used in connection with their business.

(ii) The Property is occupied or used under the Lease and the terms of that lease permit occupation or use for a purpose appropriate to a headquarters office.

(b) Encumbrances

(i) The Property is free from any mortgage, debenture, charge, or other encumbrance securing the repayment of monies or other obligation or liability of the Companies and so far as the Companies are aware, of any other person.

(ii) The Companies have not created any further sub-tenancy or license of their interest in the Property and there are no persons other than the Companies in occupation of the Property.

(iii) So far as the Companies are aware the Companies’ interest in Property is not subject to any charges other than the usual general utility charges and insurance premiums, rent and service charges reserved by the Lease.

(iv) The Companies are not aware that the Property is subject to any restrictive covenants, stipulations, easements, profits, or licenses, grants, restrictions, overriding interests or other rights vested in third parties, and has not entered into any agreement or commitment to give or create any of the foregoing.

(v) So far as the Companies are aware where any such matters as are referred to in the last four Warranties have been disclosed in the Disclosure Schedule, the obligations and liabilities imposed and arising under them on the Companies have been fully observed and performed, and any payments in respect of them due and payable by the Companies have been duly paid.

(vi) The Companies’ interest in the Property is not subject to any option, right of pre-emption or right of first refusal.

(vii) No notice restricting the use and enjoyment of the Property by the Companies has been received by the Companies.

(viii) So far as the Companies are aware, there are no outstanding actions, disputes, claims or demands between the Companies and any third party affecting the Property, or any boundary walls and fences, or with respect to any of the rights appurtenant to the Property as set out in the Lease.

(c) Planning and Zoning Matters

(i) The Property is not being or intended or required by the Companies to be used other than for the permitted user thereof as defined in the Lease for the purposes of any applicable zoning and planning laws, ordinances and regulations and all legislation of a like nature (the “Zoning Laws”).

(ii) So far as the Companies are aware, planning permission has been obtained, or is deemed to have been granted, for the purposes of the Zoning Laws with respect to all existing development on the Property.

(iii) Building regulation permits and consents have been obtained where necessary with respect to all development, alterations and improvements to the Property carried out by the Companies.

(iv) So far as the Companies are aware and except as described in the Disclosure Schedule the Companies have satisfied any development charges, monetary claims and liabilities imposed on the Companies affecting the Property under the Zoning Laws or any other such legislation.

(d) Statutory Obligations

(i) The Companies have received no notice of any breach of any statutory or other legal obligations in relation to the Property.

(ii) The Companies have received no notice of any outstanding and unobserved or unperformed obligation with respect to the Property necessary to comply with the requirements (whether formal or informal) of any competent authority exercising statutory or delegated powers.

(e) Condition of the Property

(i) The Companies have received no notice of any breach of the covenants on its behalf contained in the Lease relating to the repair and maintenance of the Property.

(f) Leasehold Property

(i) The Companies have paid all rent and service charges demanded and have received no notice from the Landlord of any breaches of the covenants on their part and the conditions contained in the Lease and the last demand (or receipt for rent if issued) was unqualified and the Companies have not received notice that the Landlord has any intention of forfeiting the Lease.

(ii) All licenses, consents and approvals required of the Companies from the Landlord and any superior landlord under the Lease where required have been obtained, and the covenants on the part of the tenant contained in such licenses, consents and approvals have been duly performed and observed by the Companies.

(iii) There are no rent reviews currently in progress under the Lease.

(iv) The Companies are not aware of any outstanding, unobserved or unperformed obligations necessary to comply with any notice or other requirement given by or on behalf of the Landlord under the Lease.

(v) The Companies have not served any notice on the Landlord claiming any breach by the Landlord of its obligations under the Lease, nor so far as the Companies are aware is there any current dispute with the Landlord regarding the observance of obligations under the Lease (whether by the Landlord or the Companies).

(g) Guarantees.

There are no actual or contingent liabilities on the part of the Companies arising directly or indirectly out of any agreement, lease, sublease, tenancy, sub- tenancy, conveyance, transfer, license or any other deed or document, including (but without limitation) any actual or contingent liability arising directly or indirectly out of:

(i) any estate or interest held by the Companies as original lessee or sub lessee; or

(ii) any guarantee given by the Companies in relation to a lease or sublease; or

(iii) any other covenant made by the Companies in favor of any lessor or sublessor.

4.12 Environmental Matters.

(a) To the knowledge of the Companies and to the extent applicable to the Companies’ operations and activities, the Companies are, and at all times have been, in compliance with all applicable national or local statutes, orders, rules, ordinances, regulations, codes and policies and all judicial or administrative interpretations thereof (collectively, “Environmental Laws”) relating to pollution or protection of the environment or occupational health and safety, including, without limitation, Environmental Laws relating to exposures, emissions, discharges, releases or threatened releases of Hazardous Substances (as defined below) into or on land, ambient air, surface water, groundwater, personal property or structures (including the protection, cleanup, removal, remediation or damage thereof), or otherwise related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, discharge or handling of Hazardous Substances, or related to health and safety of employees and other persons, except where such non-compliance would not have an Adverse Effect. The Companies have not received any notice of any investigation, claim or proceeding against the Companies relating to any violation or alleged violation on the part of the Companies under any Environmental Law, and the Companies are not aware of any fact or circumstance that could involve either of the Companies as a party in any litigation, proceeding, investigation or claim under any Environmental Law. As used in this Agreement, “Hazardous Substances” means any pollutant, contaminant, material, substance, waste, chemical or compound that is regulated, restricted or prohibited by any Environmental Law or designated by any governmental agency to be hazardous, toxic, radioactive, biohazardous or otherwise a danger to health or the environment.

(b) The Companies have not disposed of any Hazardous Substances on or about any properties at any time owned, leased or occupied by the Companies in a manner that would give rise to liability of the Companies under any Environmental Law. The Companies have not disposed of any materials at any site being investigated or remediated for contamination or possible contamination of the environment.

(c) To the knowledge of the Companies, the Companies have all permits, licenses and approvals required by Environmental Laws for their use and occupancy of, and for all their operations and activities conducted on, the Properties, and to the knowledge of the Companies the Companies are in full compliance with all such permits, licenses and approvals, except where such non-compliance would not have an Adverse Effect.

4.13 Taxes.

(a) The Companies have filed all Tax Returns (as defined below) that they were required to file within the requisite time limits and so far as the Companies are aware all such Tax Returns were correct and complete in all material respects and were properly made. The Companies have paid all Taxes (as defined below) that are shown to be due on any such Tax Returns within the time limits set out by law and the provisions and reserves for Taxes set forth in the Accounts are sufficient to pay all unpaid Taxes of the Companies attributable to all periods ended on or before the Accounts Date, and all Taxes attributable to the period from and after the Accounts Date and continuing through the Closing Date are attributable to the operation of the Companies in the ordinary course of business of the Companies. The amount of the provision for deferred Tax in respect of the Companies contained in the Accounts was calculated in accordance with the accountancy practices generally accepted in Pakistan and commonly adopted by companies carrying on businesses similar to those carried on by the Companies. All Taxes that the Companies are or were required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Taxation Authority.

(b) For purposes of this Agreement, “Taxes” means all taxes, charges, fees, levies, duties, imposts or other similar assessments or liabilities, including without limitation income, corporation, capital gains, value added taxes, and customs duties and excise duties (but excluding stamp duty) imposed by the United States, or any state or local authority within the United States, or any state or local authority within Pakistan or any state or local authority within Pakistan or any state or local authority within Pakistan or any jurisdiction elsewhere in the world, and any interest, fines or penalties resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and “Taxation” shall be construed accordingly. For purposes of this Agreement, “Tax Returns” means all returns, declarations, notices, clearances, or other information required to be supplied to a Taxation Authority in connection with Taxes, and “Taxation Authority” means any governmental, state, federal or other fiscal, revenue customs or excise authority, department, agency, body or office whether in Pakistan, the United States or elsewhere in the world having authority or jurisdiction to impose or assess in relation to the Companies for any Taxes.

(c) The Companies has delivered to Purchaser correct and complete copies of all income Tax Returns filed by the Companies, examination reports and statements of deficiencies assessed against or agreed to by the Companies, and Section 4.13 of the Disclosure Schedule contains a list identifying all such copies so delivered. No investigation or other inquiry of any Tax Returns of the Companies by any Taxation Authority is currently in progress or, to the knowledge of the Companies, threatened or contemplated. There are no matters likely to affect the liability of the Companies (whether accrued, contingent or future) to taxation of any nature whatsoever or to other sums imposed, charged, assessed, levied or payable or withdrawal of any relief are disputed with the relevant tax authorities. The Companies are not under any liability to pay any fine, penalty or interest charge to any Taxation Authority.

(d) The amount of tax chargeable to the Companies during any accounting period ending before the Accounts Date was not dependent on any concession, agreement or other formal arrangement with any Taxation Authority where such concessions, agreements, or arrangements are in writing.

(e) Since the Accounts Date and before the Closing:

(i) no accounting period of the Companies has ended;

(ii) to the knowledge of the Companies, no disposal has taken place or other event occurred which will or may have the effect of triggering a liability to Taxation which should have been included in the provision for deferred Taxation contained in the Accounts if such disposal or other event had been planned or predicted at the Accounts Date; and

(iii) Neither of the Companies has been a party to any transaction for which any tax clearance provided for by statute has been obtained or was available.

(f) The Companies have properly deducted tax and withholdings as required by law from all payments from which they is required to deduct tax whether made to its employees or ex-employees or any persons required to be treated as such and accounted to any applicable Taxation Authority therefore and for all tax chargeable on benefits provided for officers and employees.

(g) Save as disclosed in the Tax Returns, since the Accounts Date, the Companies have not made and neither of the Companies is under a contractual obligation or future liability to make or provide any individual payment or consideration in excess of US$1,000 which could be disallowed as a deduction in computing the profits of the Companies or as a charge on the Companies’ income for taxation purposes.

(h) To the knowledge of the Companies, the Companies have not made any borrowings in a foreign currency such that on repayment a charge to tax might arise on any profit or gain accruing in relation or by reference to any such repayment.

(i) The Companies are not under any actual liability to taxation in respect of any other company which at any time has been a member of the same group or consortium as the Companies or any associated companies of the Companies for taxation purposes. No Taxation is or may become payable by the Companies in respect of any transaction or event occurring on or prior to the Closing.

(j) Neither of the Companies is a party to any transaction or arrangement under which it may be required to pay for any asset or any services or facilities of any kind or amount which is in excess of the market value of that asset or services or facilities or will receive any payment for an asset or any services or facilities of any kind that it has supplied or provided or is liable to supply or provide which is less than the market value of that asset or services or facilities.

4.14 Employees.

(a) A complete and accurate list setting forth all employees, advisors, contractors and consultants of the Companies as of the date hereof, together with their titles or positions, dates of hire, regular work location and current compensation, current salary and benefits, age, notice period, confidentiality obligations and all other terms and conditions of employment or engagement, including any additional terms and conditions of employment or engagement, whether contained in a Companies or staff handbook or otherwise, is included in Section 4.14(a) of the Disclosure Schedule.

(b) Section 4.14(b) of the Disclosure Schedule sets forth all employment contracts or other agreements between the Companies and any officer or, employee or any other advisor, contractor, consultant or person relating to the performance of services, and copies of all such agreements have been delivered to Purchaser.

(c) There are no outstanding offers of employment or engagement made to any person by the Companies and there is no one who has accepted an offer of employment or engagement made by the Companies who has not yet taken up that employment or engagement.

(d) No director, employee, scientific advisor, contractor or consultant of the Companies:

(i) has given or received notice terminating his or her employment or engagement or altering its terms, and no such person will be entitled as a result of the entering into of this Agreement and the sale of the Companies Shares to Purchaser to give notice of termination or to claim for any payment or benefit or to treat himself or herself as being released from any obligation and, to the actual knowledge of the Companies, no such person is planning to terminate his or her employment as of or shortly after the Closing; or

(ii) is currently on sick leave which (as of the date of this Agreement) has been for more than 14 consecutive days; or

(iii) is currently on maternity leave.

(e) As of the Management Accounts Date, there were no outstanding arrears of salary, wages, holiday pay or other remuneration due to any director, consultant, employee, or contractor of the Companies other than as set forth in the Management Accounts.

(f) Except as set forth in Section 4.14(f) of the Disclosure Schedule, since the Management Accounts Date (i) no change has been made in the rate or basis of remuneration, fee or other benefits provided for or paid to any director, consultant, employee, contractor or scientific advisor of the Companies and (ii) no change has been made in any other terms of employment or engagement of any such director, consultant, employee, or contractor.

(g) The Companies have not entered into any agreement or given any assurance (whether legally binding or not) regarding any future variation in any contract of employment or other agreement in respect of any of their directors, employees, consultants, contractors or scientific advisors or any agreement imposing an obligation on the Companies to increase the basis and/or rates of remuneration or payment and/or the provision of other benefits to or on behalf of its directors, employees, consultants, or contractors at any future date.

(h) All employees of the Companies who require a visa or work permit in the country of their employment will have a valid visa or work permit in force at the Closing.

(i) The Companies do not have any outstanding undischarged liability to pay any governmental or regulatory authority in any jurisdiction, other than as provided in the Accounts or the Management Accounts, nor any taxation, contribution or other impost arising in connection with the employment or engagement by the Companies of employees, directors, consultants, contractors, or advisors.

(j) The Companies are not aware of any facts or matters affecting any employee of the Companies which might reasonably be considered grounds for dismissing such employee or warning such employee that the continuation of any conduct or behavior may lead to dismissal.

(k) No grievance or complaint of sex, race, orientation or disability discrimination, whether formal or informal, is pending in an administrative or litigation proceeding nor, to the Companies’ knowledge, has been raised by any employee, director or consultant or former employee, director or consultant of either of the Companies in the twelve months prior to Closing.

(l) The Companies have not made any loans to or entered into any credit transaction with any of their directors or officers or to any employee.

(m) The Companies do not have any deferred compensation, pension, health, profit sharing, bonus, stock purchase, stock option, hospitalization, insurance, severance, unemployment, workers’ compensation, supplemental unemployment benefits, vacation benefits, disability benefits, or any other employee benefit or otherwise) or welfare benefit plan or obligation covering any of its officers or employees (“Employee Plans”) or any informal understanding with respect to the foregoing.

(n) The Companies’ Employee Plans have been maintained in material compliance with their governing rules or terms, and all applicable requirements as to the filing of reports, documents and notices with governmental or regulatory agencies and the furnishing of documents to participants or beneficiaries have been satisfied. No employee, former employee or relative or dependent of such employee or other participants in the Companies’ Employee Plans has made any claim against the Companies in respect thereof.

(o) The Companies have not entered into any union membership, security of employment, redundancy, recognition or other collective agreement (whether legally binding or not) with a trade union, works council, staff association, employee representatives or other organization or body of employees, nor has either the Companies done any act which might be construed as recognition.

(p) There are no controversies or labor or trade disputes or union organization activities pending or, to the knowledge of the Companies, threatened between the Companies and any of their employees nor are there facts known to the Companies which might indicate that there may be any such dispute or activities.

(q) To the actual knowledge of the Companies, none of the employees of the Companies belongs to any union or collective bargaining unit or is represented by any works council, staff association or other body representing employees relating to their activities as employees of the Companies.

(r) The Companies complied with their obligations under all applicable domestic, foreign, state and federal equal employment opportunity and other laws and regulations related to employment or working conditions.

4.15 Compliance with Law.

(a) All material licenses, franchises, permits, approvals, clearances, consents, certificates and other evidences of authority of the Companies that are necessary for the carrying on of their business (“Permits”) are in full force and effect and, to the knowledge of the Companies, the Companies are not in violation of any Permit in any material respect. The Permits are not subject to any unusual or onerous conditions. The business of the Companies has been conducted in accordance with their Certificates of Incorporation and, except where such non-compliance would not have an Adverse Effect, all applicable laws, regulations, orders and other requirements of governmental authorities (whether in Pakistan, the United States or elsewhere).

(b) To the knowledge of the Companies, there are no investigations, proceedings, inquiries, communications or other circumstances which indicate that any Permits may be revoked, cancelled, superseded, modified or not renewed.

(c) No outstanding notices in relation to any statutory obligation have been served on the Companies in respect of any of its assets or in respect of any contravention or non-compliance with or alleged contravention or non-compliance with any obligation or otherwise.

(d) Neither of the Companies is a party to any agreement, arrangement or concerted practice and neither is carrying on any practice which in whole or in part:

(i) constitutes an unlawful anti-competitive practice;

(ii) contravenes or is invalidated by any anti-trust, fair trading, consumer protection, sectoral regulation or similar legislation in any jurisdiction where the Companies have any assets or carry on business.

(e) To the knowledge of the Companies, there is not in existence any practice of either the Companies which is or has been under investigation by or on behalf of the U.S. FTC or any Pakistan or other authority having jurisdiction in anti-trust, monopoly, competition or consumer protection matters.

(f) The Companies have not received any process, notice or communication (formal or informal) by or on behalf of the U.S. FTC or any Pakistan or other authority having jurisdiction in anti-trust, monopoly, competition or consumer protection matters in relation to any aspect of the business of the Companies or any agreement or arrangement to which either is or is alleged to be a party, and no circumstances exist which may or might give rise to the Companies receiving any such process, notice or communication.

(g) To the knowledge of the Companies, there have not been and are not pending, or in existence, any investigations or inquiries by, or on behalf of, any governmental or administrative or other body in respect of any of the affairs of the Companies.

(h) The Companies have not paid any commission or made any payment whether to secure business or otherwise to any person, firm or companies which in the hands of such person, firm or companies would in accordance with the relevant law give rise to legal liability.

(i) No director, officer, agent, employee or other person acting on behalf of the Companies has been party to the use of any assets of the Companies for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political or other activity, or to the establishment or maintenance of any unlawful or unrecorded fund of monies or other assets, or to the making of any false or fictitious entries in the books or records of the Companies, or to the making of any unlawful payment.

4.16 Litigation. There is no claim, dispute, action, proceeding, notice, order, suit, appeal or investigation, at law or in equity, pending or, to the knowledge of the Companies, threatened, against the Companies or any pension scheme of the Companies or any of their directors, officers, employees, former employees or agents, or involving any of their assets or properties, before any court, agency, authority, arbitration panel or other tribunal. Neither of the Companies is aware that there are any facts which, if known to shareholders, customers, suppliers, governmental authorities or other persons, would result in any such claim (other than customary and normal returns of product in the ordinary course of business consistent with past practice), dispute, action, proceeding, suit or appeal or investigation that would have or would reasonably be likely to have a material Adverse Effect on the Companies. The Companies are not subject to any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal, nor is either of the Companies in default with respect to any notice, order, writ, injunction or decree.

4.17 Contracts. Section 4.17 of the Disclosure Schedule contains a complete and accurate list of each contract and agreement in the following categories to which either of the Companies is a party, or by which either of the Companies is bound in any respect: (a) agreements for the purchase, sale, lease or other disposition of equipment, goods, materials, supplies, or capital assets, or for the performance of services which are not terminable without penalty on 30 days’ notice and as to which there are obligations remaining to be performed by the Companies, in any case involving more than US$7,500; (b) contracts or agreements for the joint performance of work or services, and all other joint venture, collaboration, research, or other agreements, and grant requests or proposals for research and development contracts not otherwise listed in the Disclosure Schedule; (c) management or employment contracts, consulting or scientific advisory contracts, collective bargaining contracts, termination and severance agreements (not otherwise included in an existing employees terms and conditions of employment) and consulting or scientific advisory contracts requiring future payments in excess of US$7,500, not otherwise listed in the Disclosure Schedule; (d) notes, mortgages, deeds of trust, loan agreements, security agreement, guarantees, debentures, indentures, credit agreements and other evidences of indebtedness; (e) warrants, repurchase or other contracts or agreements relating to the future issuance of capital stock or other equity interests of the Companies; (f) contracts or agreements with third parties who act as agents, brokers, consignees, sale representatives or distributors; (g) contracts or agreements with any director, officer, employee, consultant or shareholder (other than in their capacities as employees of the Companies) not otherwise listed in the Disclosure Schedule; (h) powers of attorney or similar authorizations granted by the Companies to third parties; (i) licenses, sublicenses, royalty agreements and other contracts or agreements to which the Companies is a party, or otherwise subject, relating to technical assistance or to Proprietary Rights not otherwise set forth in the Disclosure Schedule; (j) personal property or capital equipment leases and other rental, use or service arrangements of the Companies involving payment obligations in excess of US$2,500 and which cannot be terminated without penalty on 30 days’ notice; and (k) other contracts material to the business of the Companies.

There are no other material outstanding agreements, arrangements or contracts to which either of the Companies is a party in any of the foregoing categories, other than those listed in the Disclosure Schedule. Section 4.17 of the Disclosure Schedule sets forth a summary, identifying the parties and briefly stating the nature of the discussions, of any negotiations or offers or the like that are reasonably likely to result in the Companies entering into any agreement or arrangement of a kind described in this Section.

The Companies have not, nor to the knowledge of the Companies, have any of the employees of the Companies entered into any contract or agreement containing covenants limiting the right of the Companies to compete in any business or with any person. As used in this Agreement, the terms “contract” and “agreement” include every contract and agreement, and every legally enforceable commitment, understanding and promise, in each case whether written or oral.

4.18 No Default.

(a) To the knowledge of the Companies, each of the contracts, agreements or other instruments listed in the Disclosure Schedule is a legal, binding and enforceable obligation by or against the Companies, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies. To the knowledge of the Companies, no party with whom either of the Companies has an agreement or contract is in default thereunder or has breached any term or provision thereof which is material to the conduct of the business of the Companies.

(b) The Companies have not assigned or licensed any of their rights under, and the Companies have performed, or are now performing, the obligations of, and the Companies are not in material default (or would by the lapse of time and/or the giving of notice be in default) in respect of, any contract, agreement or commitment binding upon them or their assets or properties and material to the conduct of their business. No third party has notified the Companies of any claim, dispute or controversy with respect to any of the contracts of the Companies, nor has either of the Companies received notice or warning of alleged nonperformance, delay in delivery or other noncompliance by either of the Companies, with respect to its obligations under any of those contracts, nor, to the knowledge of either of the Companies as of the date hereof, are there any facts which exist indicating that any of those contracts may be totally or partially terminated or suspended by the other parties thereto.

4.19 Proprietary Rights.

(a) Section 4.19(a) of the Disclosure Schedule sets forth a complete and accurate list (the “Intellectual Property Disclosure Schedule”) of all patents and applications for patents, trademarks, trade names, service marks, and copyrights, and applications therefore, owned or used by the Companies or in which either has any rights or licenses. Such list specifies, as applicable: (i) the title of the patent, trademark trade name, service mark, copyright or application therefore; (ii) the jurisdiction by or in which such patent, trademark, trade name, service mark or copyright exists and has been issued or registered or in which an application has been filed, including the registration or application numbers; and (iii) all Licenses (copies of which have been delivered to Purchaser). For the purposes of this Agreement, “Licenses” means all licenses, sub-licenses, agreements, permissions, undertakings and understandings pursuant to which any third party is licensed or authorized to use any Proprietary Rights (as defined below) of the Companies or pursuant to which the Companies are authorized to use the Proprietary Rights of any third party (but not including any off-the-shelf shrink wrap license) and “Licensors” means the licensors under the Licenses.

(b) The Companies have delivered to Purchaser, and the Intellectual Property Disclosure Schedule sets forth a complete and accurate list of, all agreements of the Companies (other than the employment agreements referred to in Section 4.19(h) below) by which any officer, employee or consultant of the Companies has assigned or conveyed to the Companies, title and ownership to patents, patent applications, trade secrets, and inventions developed or used by the Companies in their business.

(c) The Companies own or possess or have the right to obtain valid and enforceable licenses or other rights to use all patents, trademarks, trade secrets, service marks, trade names, copyrights, inventions, products and processes under development, databases, drawings, designs, proprietary know-how or information, other confidential information, or other rights with respect thereto (collectively referred to as “Proprietary Rights”), used or currently proposed to be used in the business of the Companies and material to the conduct of their business as it has been and is now being conducted; provided that, with respect to patents and trademarks the foregoing representation is only made to the knowledge of the Companies. The Companies have the rights to use, sell, license, sublicense, assign, transfer, convey or dispose of such Proprietary Rights and the products, processes and materials covered thereby, except as the rights of the Companies may be limited under the terms of their respective Licenses to third-party Proprietary Rights.

(d) To the knowledge of the Companies, the operations of the Companies do not conflict with or infringe, and no one has asserted to the Companies that such operations conflict with or infringe, any Proprietary Rights owned, possessed or used by any third party. There are no claims, disputes, actions, proceedings, suits or appeals pending against the Companies with respect to any Proprietary Rights, and, to the knowledge of the Companies, none has been threatened against the Companies. To the knowledge of the Companies, there are no facts or alleged facts which would reasonably serve as a basis for any claim that the Companies do not have the right to use and to transfer the right to use, free of any rights or claims of others, all Proprietary Rights in the development, manufacture, use, sale or other disposition of any or all products or services presently being used, furnished or sold in the conduct of the business of the Companies as it has been and is now being conducted except as the rights of the Companies may be limited under the terms of their respective Licenses to third-party Proprietary Rights. To the knowledge of the Companies, the Proprietary Rights owned by the Companies referred to in the preceding sentence are free of any unresolved ownership disputes with respect to any third party and to the knowledge of the Companies there is no unauthorized use, infringement or misappropriation of any of such Companies’ Proprietary Rights by any third party, including any employee or former employee of the Companies, nor, to the knowledge of the Companies, is there any breach of any license, sublicense or other agreement authorizing another party to use such Companies’ Proprietary Rights. The Companies have not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any such Proprietary Right.

(e) The Companies have delivered to Purchaser a complete file history of the Companies’ patents and patent applications, and except as set forth in section 4.19(a) of the Disclosure Schedule there are no other proceedings before any patent or trademark authority or otherwise relating to Proprietary Rights owned or used by the Companies to which either of the Companies is a party. The Companies have the exclusive right to file, prosecute and maintain any such applications for patents, copyrights or trademarks and the patents and registrations that issue therefrom.

(f) The Companies have taken all measures they deem reasonable and appropriate to maintain the confidentiality of the Proprietary Rights used or proposed to be used in the conduct of its business the value of which to the Companies is contingent upon maintenance of the confidentiality thereof. Without limitation, the Companies have complied in all material respects with all express and/or implied obligations of confidentiality in relation to Proprietary Rights owned by third parties.

(g) The Companies have secured valid written assignments from all consultants and employees who contributed to the creation or development of the Companies’ Proprietary Rights of the rights to such contributions that the Companies do not already own by operation of law and no employee or consultant retains any interest or right in relation to such Proprietary Rights.

(h) Each employee and officer of and consultant to the Companies has executed an employment agreement containing nondisclosure and similar terms. To the knowledge of the Companies, no employee or officer of or consultant to the Companies is in violation of any term of any employment contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee or consultant with the Companies, or any previous employer (including without limitation any academic institution).

4.20 Computer System and Software.

(a) Each of the Companies is the beneficial owner free from Encumbrances or is the lessee of all the items of equipment, hardware, firmware and accessories relating to the Computer System and no other person (other than the lessor, as applicable) has any claims or rights in respect thereof. For the purposes of this Agreement, “Computer System” means the computer systems, including all its equipment, hardware, firmware, software and accessories used in the business of each of the Companies.

(b) Except in respect of Software licensed from third parties that is listed in the Intellectual Property Disclosure Schedule, each of the Companies is the beneficial owner free from Encumbrances of all Software and all Software was either developed by the Companies’ employees in the course of their employment or by third parties pursuant to agreements under which all rights in the Software are vested in the Companies. For the purposes of this Agreement, “Software” means all computer programs and all related object code and source code and databases used by the Companies in connection with its business (but not including any off-the-shelf shrink wrap licensed software).

(c) Insofar as any Software has been licensed by the Companies from any third parties:

(i) each of the Licenses is in full force and effect and entitles the Companies to operate the relevant Software in the way in which the Companies have operated it prior to the date of this Agreement;

(ii) the Companies are not in dispute with any Licensor and have not done, or omitted to do, any act which might entitle any Licensor to terminate any of the Licenses.

(d) There are in existence maintenance and support agreements in respect of all equipment, hardware, furniture, software and accessories used in the Computer System, and each of the Companies has not done, or omitted to do, any act which might entitle the provider of the maintenance and support services to terminate such agreements or to withhold or refuse to supply any services thereunder; and each of the Companies is not in dispute with such provider regarding its maintenance and support obligations.

(e) The Computer System comprises equipment, hardware, firmware, software including source code and object code, supporting materials and accessories which are necessary to enable the Companies to carry on their business in the same manner and to the same extent as they have been carried on prior to Closing and the rights to use the Computer System or any part thereof will not be adversely affected by the transactions effected by this Agreement.

4.21 Insurance. The Companies and all of their assets are insured against such risks and in such sums as are disclosed in Section 4.21 of the Disclosure Schedule. All premiums due in respect of such insurances have been fully paid or have been paid in accordance with the obligations stated in the insurance policies; and the next renewal date for each of such insurances is a date at least 30 days after the date of Closing. To the Companies’ knowledge, nothing has been done or omitted to be done which could make any policy of insurance void or voidable, or which is likely to result in an increase in premium; and none of such insurances is subject to any special or unusual terms or restrictions or to the payment of any premium in excess of the normal rate. To the Companies’ knowledge, (i) each such insurance policy is enforceable and in full force and effect; (ii) such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; (iii) each of the Companies is not in breach or default (including with respect to the payment of premiums or the giving of notices) under such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; and (iv) neither of the Companies has received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. There are no claims arising against the Companies by an employee, a worker or any other third party, in respect of any accident or injury, and to the Companies’ knowledge there are no unreported accidents or incidents that would give rise to such a claim, which are not fully covered by insurance.

4.22 Brokers or Finders. Neither the Companies nor any of its officers, directors, employees or shareholders has employed any broker or finder or incurred any liability for any brokerage, finder’s or similar fees or commissions in connection with this Agreement or the transactions contemplated hereby.

4.23 Related Parties. No officer or director of the Companies, or any affiliate of the Companies or any such person, has, either directly or indirectly, (a) an interest in any corporation, partnership, firm or other person or entity which furnishes or sells services or products which are similar to those furnished or sold by the Companies, (b) a beneficial interest in any contract or agreement to which the Companies is a party or by which the Companies may be bound (other than contracts between the Companies and the Purchaser and Premiere BPO , or (c) an interest in any of the assets used by the Companies. The Companies have not guaranteed, nor have incurred any Encumbrance on any of their assets to secure, any obligation of any director, officer, employee, consultant or shareholder of the Companies.

4.24 Certain Advances. There are no loans by the Companies to any directors, officers, employees, consultants or shareholders of the Companies, or owing by any affiliate of any director or officer of the Companies, other than advances in the ordinary course of business consistent with past practice to officers and employees for reimbursable business expenses which are not in excess of US$1,000 for any one individual.

4.25 Underlying Documents. Copies of any underlying documents listed or described as having been disclosed to Purchaser pursuant to this Agreement have been furnished to Purchaser. All such documents furnished or made available to Purchaser are true and correct copies, and there are no amendments or modifications thereto, that have not been disclosed in writing to Purchaser.

4.26 Banking Facilities.

(a) Other than in the ordinary course of business and consistent with past practice the Companies have not lent any money which has not been repaid, or owns the benefit of any debt (whether or not due for repayment), other than debts which have arisen in the ordinary course of business and consistent with past practice, and the Companies have not made any loan or quasi-loan contrary to any legislation of any relevant jurisdiction. The Companies do not have outstanding, nor has agreed to issue, any loan capital, nor have they factored any of their debts, or engaged in financing of a type which would not require to be shown or reflected in the Accounts nor borrowed any money which it has not repaid, except for borrowings not exceeding the amounts shown in the Accounts. Section 4.26 of the Disclosure Schedule identifies:

(i) Each bank, savings and loan or similar financial institution in which the Companies has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by the Companies thereat and the credit or debit balances thereon as at the close of the business day prior to the date of this Agreement;

(ii) The names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) or each such person with respect thereto; and

(iii) All security held by banks or financial institutions to secure loans, facilities or arrangements made to the Companies.

(b) Except as fully disclosed in the Disclosure Schedule, the Companies have not incurred any indebtedness in the nature of bank borrowings which they has not repaid in full or satisfied.

(c) Except as fully disclosed in the Disclosure Schedule, the Companies does not have bank overdraft facilities, acceptance credits or other borrowing facilities outstanding or available to it.

4.27 Insolvency.

(a) No order has been made, petition presented, resolution passed or meeting convened for the winding up of the Companies or for an administration order or for a bankruptcy petition or for an assignment for the benefit of creditors in respect of the Companies; no receiver, receiver and manager, administrative receiver or liquidator has been appointed of the business or the whole or any part of the assets or undertaking of the Companies; and there are no circumstances likely to give rise to the appointment of any such receiver, receiver and manager, administrative receiver or liquidator.

(b) There are no unfulfilled or unsatisfied judgments or court orders outstanding against the Companies or by which they may be affected.

(c) No writ, distress, distraint, charging order, garnishee order, execution or other process which a court or a similar body may use to enforce payment of a debt has been levied or applied for in respect of the whole or any part of the property, assets or undertaking of the Companies.

(d) In relation to any property or assets held by the Companies under any lease, hire, hire purchase, conditional or credit sale, leasing or retention of title agreement or otherwise belonging to a third party, no event has occurred which entitles, or which upon intervention or notice by the third party may entitle, the third party to repossess the property or assets concerned or to terminate the agreement or any license in respect thereof.

(e) The Companies have not stopped payment nor are the Companies insolvent or unable to pay their debts.

(f) To the knowledge of the Companies, the Companies have not been a party to any transaction with any third party which, in the event of such third party going into liquidation or an administration order or a bankruptcy order being made in relation to it or to him, would constitute in whole or in part) a transaction at an undervalue, a preference, an invalid floating charge or an extortionate credit transaction or part of a general assignment of debts.

(g) No person who at present is a director or officer of the Companies is, or at any time was, subject to any disqualification order under any statute or under any legislation relating to the disqualification of directors and officers, or, to the knowledge of the Companies, was the subject of any investigation or proceedings capable of leading to such disqualification order being made. To the knowledge of the Companies, no person who at any time since the date of incorporation of the Companies was a director or officer of the Companies is, or at any time was, subject to any disqualification order under any legislation relating to the disqualification of directors and officers, or was the subject of any investigation or proceedings capable of leading to a disqualification order being made.

4.28 No Misleading Statements. No representation or warranty made herein, in the Disclosure Schedule or in the Appendices, Schedules and Exhibits attached hereto by the Companies contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they are made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to each Shareholder as follows:

5.1 Organization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

5.2 Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement is a valid and binding obligation of Purchaser.

5.3 No Conflict with Other Instruments. The execution, delivery and performance of this Agreement (including the Exhibits hereto), the related agreements required to be entered into as conditions of Closing under Article VII hereof, and the transactions contemplated hereby (a) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or loss of any benefit under, or result in the creation or encumbrance on any of the properties or assets of Purchaser or any of its subsidiaries, pursuant to (i) any provision of Purchaser’s Articles of Incorporation or Bylaws, or (ii) any agreement, contract, understanding, note, mortgage, indenture, lease, franchise, license, permit or other instrument to which Purchaser or any of its subsidiaries is a party or by which the properties or assets of Purchaser or any of its subsidiaries is bound, or (b) to the knowledge of Purchaser after reasonable inquiry, conflict with or result in any breach or violation of any statute, judgment, decree, order, rule or governmental regulation applicable to Purchaser or any of its subsidiaries or their respective properties or assets, except, in the case of clauses (a)(ii) and (b) for any of the foregoing that would not, individually or in the aggregate, have a material adverse effect on Purchaser and its subsidiaries, taken as a whole, or that could not result in the creation of any material lien, charge or encumbrance upon any assets of Purchaser or any of its subsidiaries or that could not prevent, materially delay or materially burden the transactions contemplated by this Agreement.

5.4 Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations, qualifications or filings as may be required under federal or state securities laws in connection with the transactions set forth herein or which the failure to obtain would not have a material adverse effect on the consummation by Purchaser of the transactions contemplated hereby.

5.5 SEC Documents. Purchaser has furnished to the Companies and each Shareholder complete and accurate copies of the following documents (“Purchaser’s SEC Filings”) that have been filed with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the “Exchange Act”): Purchaser’s Annual Report on Form 10-K for the year ended September 30, 2005, Purchaser’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2006,, and Purchaser’s Proxy Statement for its Annual Meeting of Stockholders held on March 17, 2006. As of their respective filing dates, Purchaser’s SEC Filings complied in all material respects with the requirements of the Exchange Act and, as of their respective filing dates, Purchaser’s SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

5.6 Financial Statements. As of their respective filing dates, each of the consolidated financial statements (including, in each case, any related notes) contained in Purchaser’s SEC Filings complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements, or, in the case of unaudited statements, as permitted for presentation in quarterly reports on Form 10-Q) and fairly presented, in all material respects, the consolidated financial position of Purchaser and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Purchaser and its subsidiaries for the periods indicated, except that the unaudited interim financial statements were or are subject to, normal and recurring year-end audit adjustments.

5.7 Shares of Purchaser Common. The Purchaser Shares have been duly authorized and, when issued as contemplated hereby at the Closing, will be validly issued, fully paid and nonassessable. The shares of Purchaser Common to be issued will, when issued and delivered to the holders thereof on payment of the consideration provided for therein, be duly authorized, validly issued, fully paid and nonassessable.

5.8 No Misleading Statements. No representation or warranty made herein or in the Appendices, Schedules and Exhibits attached hereto by Purchaser contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they are made, not misleading.

5.9 Brokers or Finders. Neither Purchaser nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage, finder’s or similar fees or commissions in connection with this Agreement or the transactions contemplated hereby.

5.10 Acquisition for Investment. Purchaser is acquiring the Companies’ Shares for its own account and not with the present view to sell such the Companies’ Shares in connection with the distribution thereof.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Stock Options.

(a) The Companies shall have taken or caused to be taken such action as may be required, such that as of the Closing, each and any Companies’ stock options, whether or not then exercisable or vested, will be cancelled.

(b) As of the Closing, each Companies’ stock options, if any, whether or not then exercisable or vested, will be cancelled.

(c) Holders of Companies’ stock options will not be entitled to acquire Companies’ Shares after the Closing. No further stock awards, stock options or stock appreciation rights shall be granted under the any of the Companies’ stock option plans and any other employee stock option plans of the Companies subsequent to the Closing, if any.

(d) Except as contemplated by this Agreement, the Companies shall take all actions necessary to ensure that none of Purchaser, the Companies or any of their respective subsidiaries is or will be bound by any options, warrants, rights or agreements that would entitle any person, other than Purchaser, to own, immediately after the Closing, any of the issued shares of the Companies or to receive any payment in respect thereof other than as provided in this Section 6.1.

6.2 Expenses. All fees and expenses incurred in connection with the transactions contemplated hereby including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

6.3 Public Disclosure. Unless otherwise required by law (including, without limitation, securities laws) or, as to Purchaser, by the rules and regulations of NASDAQ, prior to the Closing, no disclosure (whether or not in response to an inquiry) of the discussions or subject matter of this Agreement or the transactions contemplated hereby shall be made by any party hereto unless approved by Purchaser and the Companies prior to release, provided that such approval shall not be unreasonably withheld.

6.4 Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use all commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that neither the Companies nor Purchaser shall be required to agree to any divestiture by Purchaser or the Companies, as may be applicable, or any of Purchaser’s or the Companies’ subsidiaries or affiliates of shares of capital stock or of any business, assets or properties of Purchaser or its affiliates or the Companies, or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

6.5 Conduct; Notification of Certain Matters. Each of Purchaser, the Companies and the Shareholders shall use all commercially reasonable efforts to not take, or fail to take, any action that from the date hereof through the Closing would cause or constitute a breach of any of its respective representations, warranties, agreements and covenants set forth in this Agreement. The Shareholders and the Companies shall give prompt written notice to Purchaser, and Purchaser shall give prompt written notice to the Companies and the Shareholders, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which causes or is likely to cause any representation or warranty of the Shareholders or the Companies, on the one hand, or Purchaser, on the other hand, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing and (b) any failure of the Shareholders, the Companies or Purchaser, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not limit or otherwise affect the other party’s right to rely on the representations and warranties herein or any the other remedies available to the party receiving such notice.

6.6 Additional Documents and Further Assurances. Each party hereto, at the reasonable request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

ARTICLE VII

CONDITIONS TO THE CLOSING

7.1 Conditions to Obligations of Each Party to Effect the Closing. The respective obligations of each party to this Agreement to consummate the Closing and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Illegality. There shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the transactions contemplated by this Agreement by any court of competent jurisdiction or any commission, governmental body, regulatory agency, authority or tribunal (a “Governmental Entity”) that prevents the consummation of the Closing or the transactions contemplated by this Agreement or has the effect of making the purchase of Companies’ Shares illegal.

(b) Absence of Litigation. No action, suit or proceeding concerning the Companies, or any of the Shareholders shall be pending by or before any court of competent jurisdiction or Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

7.2 Additional Conditions to Obligations of the Shareholders. The obligations of the Shareholders to consummate the Closing and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a) Agreements and Covenants. Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

7.3 Additional Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the Closing and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser:

(a) Representations and Warranties. The representations and warranties of the Shareholders and the Companies contained in this Agreement shall be true and correct on the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for changes contemplated by this Agreement and except for such inaccuracies that, considered collectively, have not had and would not reasonably be expected to have a material adverse effect on the Companies (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “material adverse effect” and other materiality qualifications contained in such representations and warranties shall be disregarded).

(b) Agreements and Covenants. The Shareholders and the Companies shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and to be performed or complied with by them on or prior to the Closing.

(c) Absence of Litigation. No action, suit or proceeding concerning the Companies, or any of the Shareholders shall be pending or threatened in writing by or before any court of competent jurisdiction or Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would affect materially and adversely the right of the Companies to own, operate or control any of its assets or operations, and no such judgment, order, decree, stipulation or injunction shall be in effect.

(d) Companies’ Certificates. Each of the Shareholders shall have furnished Purchaser with a certificate dated the Closing Date to the effect that each of the conditions set forth in Sections 7.3(a), (b) and (c) applicable to such person has been satisfied and the Companies shall have furnished Purchaser with a certificate dated the Closing Date signed on behalf of them by each Chief Executive Officer or the President to the effect that each of the conditions set forth in Sections 7.3(a), (b) and (c) applicable to the Companies has been satisfied.

(e) Resignations. Purchaser shall have received the resignations of the directors and officers of the Companies listed on Schedule 2.2, to be effective immediately upon the Closing, each in a form acceptable to Purchaser accompanied by the any appropriate governmental forms, if any, required to be filed.

(f) Restrictive Covenants Agreement. The Shareholders shall have entered into a restrictive covenants agreement with Purchaser, effective as of the Closing, in the form set forth as Exhibit E.

(g) All Companies’ options and share rights and preferred share rights other than the 70% being acquired hereunder by Purchaser and the 30% being retained by Shareholders, shall have been cancelled;

(h) Corporate Records. Purchaser shall have received the books and records of the Companies complete and accurate up to Closing and any Companies’ seal(s), certificates of incorporation, and all unused share certificates of the Companies.

(i) Financial Statements. Purchaser shall have received the management accounts of the Companies comprising the balance sheets as at August 31, 2006 and the profit and loss accounts for the months commencing on the day immediately following the Management Accounts Date and ending on August 31, 2006, including all their underlying detail.

ARTICLE VIII

INDEMNIFICATION

8.1 Survival of Representations and Warranties, Etc.

(a) All of the Shareholders’ and the Companies’ representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and continue until 5:00 p.m., California time, on the first anniversary of the Closing Date (the “Expiration Date”). For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Companies in this Agreement that such statement or item of information is true and correct. The waiver of any condition based on the accuracy of any representation or warranty, or the performance or compliance of any covenant or obligation, will not affect the right to indemnification set forth in this Article VIII, and nothing in this Section 8.1 shall be deemed to limit any right or remedy for fraud with respect to the representations and warranties set forth in Article IV. All representations and warranties made by the Purchaser in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate and expire as of the Closing, and any liability of Purchaser hereunder with respect to such representations and warranties shall thereupon cease, except in the event of fraud by the Purchaser with respect thereto.

(b) The representations, warranties, covenants and obligations of the Companies and Shareholders, and the rights and remedies that may be exercised by Purchaser, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation conducted for or on behalf of, or any knowledge acquired by, Purchaser or its officers, directors, employees, stockholders or agents as to the accuracy or inaccuracy of any such representation or warranty, except as otherwise expressly provided in this Agreement in relation to the Disclosure Schedule.

8.2 Indemnification Arrangements.

(a) Indemnification. Subject to the limitations set forth herein, by approval and adoption of this Agreement, each of the Shareholders agrees to indemnify Purchaser for such Shareholder’s pro rata portion of claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses, and expenses of investigation and defense (calculated after deduction for insurance proceeds recovered or recoverable) incurred by Purchaser directly or indirectly (including, after the Closing, by the Companies) as a result of any inaccuracy or breach of a representation or warranty of the Shareholders or the Companies contained herein or in any Schedules or Exhibits delivered pursuant to this Agreement, any failure by the Shareholders or the Companies to perform or comply with any covenant contained herein, (hereinafter individually a “Loss” and collectively “Losses”). For purposes of this Article VIII and the determination of whether a Loss has occurred in accordance with the preceding sentence, the representations and warranties of the Companies contained herein shall be deemed to have been made as of the Agreement Date (other than those made as of a specified date, which shall be made as of such specified dates) and all of such representations and warranties may be deemed to be modified by the Original Disclosure Schedule, as such Original Disclosure Schedule may be updated to reflect events that occurred following the Agreement Date and that were permitted or contemplated by this Agreement (and, except for such updates, shall not otherwise be deemed to be modified by the Disclosure Schedule). The Shareholders acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Closing, which if resolved at the Closing would have led to a reduction in the aggregate Consideration. For the avoidance of doubt, the Companies shall not be liable in respect of any inaccuracy or breach in any representation, warranty or covenant contained in this Agreement, howsoever caused, or in any instrument delivered pursuant to this Agreement or in connection with the transactions contemplated hereby.

(b) Resolution of Conflicts; Arbitration.

(i) If no such agreement about any dispute can be reached after good faith negotiation, either Purchaser or either of the Shareholders may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by binding arbitration conducted by three arbitrators. Purchaser and the Shareholders shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator, each of which arbitrators shall be independent and have at least ten years relevant experience. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators. The fees and expenses of the three arbitrators and the costs of the arbitrators shall be borne by the non-prevailing party to the arbitration. For purposes of the foregoing, in any arbitration hereunder in which any claim or the amount stated in the Officer’s Certificate is at issue, Purchaser shall be deemed to be the non-prevailing party in the event that the arbitrators award Purchaser less than the sum of one-half (1/2) of the disputed amount plus any amounts not in dispute; otherwise, the Shareholders shall be deemed to be the non-prevailing party. In all other instances, the arbitrators shall make a ruling as to which of the parties shall be deemed the non-prevailing party.

(ii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Los Angeles County, California, USA, in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes. The arbitration shall be governed by the provisions of the United States Arbitration Act, 9 U.S.C. §§ 1-16.

(iii) The parties hereto acknowledge that it is their intention in entering into this Agreement and establishing the dispute resolution mechanism contemplated by this Section 8.2(f) that all disputes under this Agreement following the Closing and relating to claims under Section 8.2(d) shall be resolved by good faith negotiation and arbitration in the manner contemplated by this Section 8.2(f). In the period prior to Closing, disputes under this Agreement may be resolved by any legal means available to the parties.

(c) Third-Party Claims. In the event Purchaser becomes aware of a third-party claim which Purchaser believes may result in a claim against any or all Shareholders, Purchaser shall promptly notify the Shareholders of such claim, and the Shareholders, shall be entitled, at his expense (which expense shall pursuant to and subject to the limitations set forth in Section 1.6(f) be payable), to participate in any defense of such claim. If any third-party claim is acknowledged by Shareholders in writing to Purchaser to be one that if the allegations in such claim are in fact true then any liability arising from the adjudication or other settlement of such claim would be for the account of the Shareholders and would be a valid claim against the Shareholders, then the Shareholders shall be entitled to assume the defense of such claim and, if at the time any settlement of such claim shall be proposed, Shareholders shall have the power to settle such claim. If the Shareholders are not entitled to or choose not to assume the defense of any such claim, Purchaser shall consult with and attempt to solicit the consent of the Shareholders prior to and in connection with any settlement of any such claim, but Purchaser shall have the right in its sole discretion to settle any such claim. If any such claim is, however, settled without the consent of the Shareholders and Purchaser seeks to recover the amount of the settlement by claiming against the Shareholders, the settlement of any such claim with third-party claimants shall not alone be determinative of the amount of any such claim and the Shareholders may dispute such amount through the process provided by Section 8.2(f). In the event that the Shareholders have consented in writing to any such settlement and acknowledged that the claim by Purchaser is a valid claim, the Shareholders shall have no power or authority to object under any provision of this Article VIII to the amount of any claim by Purchaser with respect to such settlement.

(d) Claims Resulting From Breaches of Shareholder Representations. If any claims for indemnity by Purchaser hereunder shall be based upon a Loss resulting from the inaccuracy of one or more of the representations of a Shareholder under Article III, then, notwithstanding the terms of Section 8.2(a), the claim shall not be paid on a pro rata basis from all of the Shareholders, but instead shall be deemed paid by the breaching Shareholder. Furthermore, if any claims for indemnity by Purchaser hereunder shall be based upon a Loss resulting from a fraudulent action on the part of a Shareholder, all claims hereunder by Purchaser with respect to such Loss shall be made against the Shareholder engaging in the fraudulent action and not against the other Shareholders.

(e) Change of Trade. The Shareholders shall not be liable for any claims (or portion thereof) for indemnity under the warranties in Section 4.13 or for a claim arising pursuant to Section 8.3 to the extent that such claims (or portion thereof) arise or are exacerbated as a result of any change in the nature or conduct of the trade or business of the Companies after the Closing.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) By mutual written consent of the Shareholders and Purchaser;

(b) By Purchaser or the Shareholders if: (i) the Closing has not occurred by September 1, 2006 (provided that the right to terminate this Agreement under this clause (i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before such date); (ii) there shall be a final non-appealable order, decree or ruling of a court of competent jurisdiction in effect preventing consummation of the transactions contemplated hereby; or (iii) there shall be any statute, rule, regulation or non-appealable order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any governmental entity that would make consummation of such transactions illegal;

(c) By Purchaser if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any governmental entity, which would: (i) prohibit Purchaser’s or the Companies’ ownership or operation of any portion of the business of the Companies or (ii) compel Purchaser or the Companies to dispose of or hold separate, as a result of the transactions contemplated hereby, any portion of the business or assets of the Companies or Purchaser; in either case, the unavailability of which assets or business would have a material adverse effect on Purchaser or would reasonably be expected to have a material adverse effect on Purchaser’s ability to realize the benefits expected from the transactions contemplated hereby.

(d) By Purchaser if it is not in material breach of its representations, warranties or obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Shareholders or the Companies or if any representation or warranty of the Shareholders or the Companies shall have become untrue, in either case such that the conditions set forth in Section 7.3 would not be satisfied; provided, however, if such breach or breaches are capable of being cured prior to the Closing, such breaches shall not have been cured within 30 days of delivery to the Companies and the Shareholders’ Representative of written notice of such breach or breaches (but no such cure period shall be required if such breach by its nature cannot be cured);

(e) By the Shareholders if the Purchase Price as described in Section 1.3 above is not paid on time.

Where action is taken to terminate this Agreement pursuant to this Section 9.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser or the Shareholders, or their respective subsidiaries, officers, directors or stockholders, provided that, the provisions of Section 6.2 and Article IX of this Agreement shall remain in full force and effect and survive any termination of this Agreement and provided that nothing herein shall relieve any party from liability for any willful or intentional breach of its representations, warranties, covenants or agreements in this Agreement.

9.3 Amendment or Supplement. This Agreement may not be amended or supplemented except by an instrument in writing signed by or on behalf of Purchaser, the Companies and the Shareholders.

9.4 Extension of Time, Waiver. At any time prior to the Closing, Purchaser, on the one hand, and the Companies and the Shareholders, on the other hand, may, to the extent legally allowed:

(a) Extend the time for the performance of any of the obligations or other acts of the other party hereto,

(b) Waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and

(c) Waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided, that no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

Any agreement on the part of any party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

ARTICLE X

GENERAL

10.1 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been given or made if in writing and (a) delivered personally, as of the date of such delivery, (b) by telecopy as of the date of receipt of confirmation of transmission (provided that such telecopy was promptly confirmed by personal delivery, first class mail, or courier), or (c) by internationally recognized delivery service guaranteeing delivery in two business days or less, with the price of delivery paid by the sender, as of the date of such delivery, to the parties at the following addresses and numbers:

(i) If to Purchaser:

En Pointe Technologies, Inc.

2381 Rosecrans Ave., Suite 325

El Segundo, CA 90245 USA

Attn: Chief Executive Officer

Fax: +1-310-643-6451

with a copy to:

Jacob J. Stettin, Attorney

P.O. Box 480432

Los Angeles, CA 90048-1432 USA

Fax: +1-801-409-8996

(ii) If to the Companies or Shareholders:

Ovex Technologies (Pvt.) Limited,

2nd Floor, EFU House, Jail Road,

Lahore, PAKISTAN

Attn: Chief Executive Officer

Phone No: +92-42-5715685

Fax No.: +92-42-5715687

with a copy to:

Syed Mansoor Ali Shah,

Senior Partner,

AFRIDI, SHAH, MINALLAH,

15/2 FCC, Syed Maratib Ali Road,

Gulberg-IV, Lahore, PAKISTAN

Phone: +92+42+5870300-3

Fax: +92+42+5870303

or to such other address as may be designated in writing by the parties, by a notice given as aforesaid.

10.2 Headings. The headings of the several sections of this Agreement are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

10.3 Counterparts. This Agreement may be executed in counterparts, and when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument.

10.4 Entire Agreement; Assignment. This Agreement, the Schedules and Exhibits hereto (including the Disclosure Schedule), and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise except as mutually agreed in writing between the parties, except that Purchaser may transfer or assign its rights, interests or obligations hereunder in whole or in part to one or more direct or indirect subsidiaries of Purchaser upon notice to the Companies and the Shareholders, provided that no such transfer or assignment shall relieve Purchaser of any of its obligations hereunder. This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, successors and permitted assigns.

10.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.7 Interpretation. References in this Agreement to “$” or “Dollars” shall mean the lawful currency of the United States.

10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, USA, except the provisions of Sections 1.1 hereof, which shall be governed by and construed in accordance with Pakistan law (and in respect of such Sections as shall be governed by Pakistan law, each party to this Agreement submits to the exclusive jurisdiction of courts located in California (subject in all cases to the terms of Section 8.2(f)(iv)), in each case, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10.9 Absence of Third-Party Beneficiary Rights. No provision of this Agreement is intended, or will be interpreted, to provide to or create for any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee, partner or any party hereto or any other person or entity, and all provisions hereof will be personal solely between the parties to this Agreement, except that the provisions of Article VIII shall be for the benefit of, and enforceable by, the indemnified parties referred to therein.

IN WITNESS WHEREOF, Purchaser and the Companies have caused this Agreement to be executed, and this Agreement has been executed and delivered by the Shareholders, all as of the date first above written.

EN POINTE TECHNOLOGIES, INC.

By: /s/ Javed Latif
—

CFO

By: /s/ Omar Saeed
—

Omar Saeed

By: /s/ Arif Saeed
—

Arif Saeed

EXHIBIT E

Omar Saeed and Arif Saeed each agrees that during the term of his being a Shareholder in either Ovex Technologies (Pvt.) Limited or Ovex Technologies Pakistan Limited and for a period of twelve

(12) months thereafter, he, will not, directly or indirectly, compete with Ovex Technologies (Pvt.) Limited or Ovex Technologies Pakistan Limited in any way, or usurp any opportunity of Ovex Technologies (Pvt.) Limited or Ovex Technologies Pakistan Limited in any way, nor will he act as an officer, director, employee, consultant, shareholder, lender or agent of any entity which is engaged in any business in which Ovex Technologies (Pvt.) Limited or Ovex Technologies Pakistan Limited is now engaged or in which Ovex Technologies (Pvt.) Limited or Ovex Technologies Pakistan Limited becomes engaged during the term of shareholding. Each also agrees that during the term of shareholding and for a period of twelve (12) months thereafter, he will not, directly or indirectly, whether or his own behalf or on behalf of another, offer employment or a consulting assignment to any employee of Ovex Technologies (Pvt.) Limited or Ovex Technologies Pakistan Limited, nor will he, nor his employer, with his knowledge, directly or indirectly, whether or his own behalf or on behalf of another, actually employ or grant a consulting assignment to any employee of Ovex Technologies (Pvt.) Limited or Ovex Technologies Pakistan Limited. Each also agrees that during the term of shareholding and for a period of twelve (12) months thereafter, he will not, directly or indirectly, whether or his own behalf or on behalf of another, contact or solicit any of Ovex Technologies (Pvt.) Limited or Ovex Technologies Pakistan Limited ‘s clients to do business with any entity other than Ovex Technologies (Pvt.) Limited or Ovex Technologies Pakistan Limited whose products or services compete with those of Ovex Technologies (Pvt.) Limited or Ovex Technologies Pakistan Limited. Each agrees that during the term of shareholding and for a period of twelve (12) months thereafter, he, will not, directly or indirectly, compete with Ovex Technologies (Pvt.) Limited or Ovex Technologies Pakistan Limited in any way, or usurp any Ovex Technologies (Pvt.) Limited or Ovex Technologies Pakistan Limited opportunity in any way, nor will he act as an officer, director, employee, consultant, shareholder, lender or agent of any entity which is engaged in any business in which Ovex Technologies (Pvt.) Limited or Ovex Technologies Pakistan Limited is now engaged or in which Ovex Technologies (Pvt.) Limited or Ovex Technologies Pakistan Limited becomes engaged during the term of shareholding.

/s/ Omar Saeed

—

Omar Saeed

/s/ Arif Saeed

—

Arif Saeed